STOCK PURCHASE AGREEMENT

i

(continued)

(continued)

		Page

6.18	Construction.	16
6.19	Time of Essence.	17
6.20	Business Plan and Budget.	17

(continued)

Exhibit A -	SCHEDULE OF PURCHASERS

Exhibit B -	FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit C -	DISCLOSURE SCHEDULE

Exhibit D -	FORM OF STOCKHOLDERS AGREEMENT

Exhibit E -	FORM OF REGISTRATION RIGHTS AGREEMENT

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT  is made as of the 16th day of October, 2009 by and among American Capital Acquisition Corporation, a Delaware corporation (the “Company”), The Michael Karfunkel 2005 Grantor Retained Annuity Trust (“MKG”) and AmTrust Financial Services, Inc., a Delaware corporation (“AFSI”, and together with MKG, each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1.           Purchase and Sale of Common Stock and Preferred Stock.

1.1.             Sale and Issuance of Common Stock and Preferred Stock.

(a)           The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Initial Closing (as defined below) the Amended and Restated  Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b)           Subject to the terms and conditions of this Agreement, each Purchaser agrees to invest in the Company in exchange for equity securities as provided herein an aggregate amount (with respect to each Purchaser, its “Investment Commitment Amount”) determined as follows:  (i) (A) the aggregate amount of “Purchase Price” (as defined in the Acquisition Agreement) that the Company is required to pay from time to time under the Acquisition Agreement, including any adjustments thereto plus (B) the aggregate amount of expenses approved by the Board of Directors of the Company to be paid with respect to the transactions contemplated by this Agreement and the Acquisition Agreement multiplied by (ii) such Purchaser’s “Commitment Percentage” set forth opposite such Purchaser’s name on Exhibit A attached hereto (with respect to each Purchaser, its “Commitment Percentage”).  In exchange for any portion of its Investment Commitment Amount, (i) MKG shall receive from the Company shares of Common Stock of the Company, $0.01 par value per share (the “Common Stock”) at a price per share of $1000 and (ii) AFSI shall receive from the Company shares of Series A Preferred Stock of the Company, $0.01 par value per share (the “Preferred Stock”) at a price per share of $1000.  The shares of Common Stock and Preferred Stock issued to the Purchasers pursuant to this Agreement (including any shares issued at the Initial Closing and any  additional shares of Common Stock and Preferred Stock sold at subsequent Closings (the “Additional Shares”) shall be referred to in this Agreement as the “Shares.”

1.2.             Closing; Delivery.

(a)           The purchase and sale of the aggregate number Shares contemplated to be sold under Section 1.1(b) will take place on multiple occasions as provided in this Agreement.  The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. on the earlier to occur of (i) the Closing Date under the Acquisition Agreement and (ii) a date determined by the Board of Directors of the Company on which Shares will be sold in order to raise funds necessary to pay expenses as contemplated by Section 1.1(b)(ii)(B) (which time and place are designated as the “Initial Closing”).  The term “Closing” shall apply to the Initial Closing and each subsequent Closing held in accordance with this Agreement unless otherwise specified.  The Company shall only be entitled to require a Closing, and each Purchaser shall only be obligated to satisfy its obligations to purchase Shares at any Closing, (i) in the case of the Company’s need to raise funds to satisfy any payment obligations described in Section 1.1(b)(i)(A), when an actual need to make such payments arises under the Acquisition Agreement and (ii) in the case of  the Company’s need to raise funds to satisfy any payment obligations described in Section 1.1(b)(ii)(B), upon the determination by the Board of Directors of the Company that the Company shall make such expense payments.

(b)           No less than five (5) business days prior to the anticipated date of any Closing (including the Initial Closing), the Company shall send a written notice to each Purchaser (each, a “Closing Notice”) that sets forth (i) the anticipated date of such Closing, (ii) the purpose of such Closing (i.e., the Company’s intended use of proceeds raised in connection with such Closing, which use must be contemplated by Section 1.1(b)(i) of this Agreement),  (iii) the number of Shares that such Purchaser shall be obligated to purchase at such Closing (determined in accordance with such Purchaser’s Commitment Percentage), (iv) the aggregate purchase price that such Purchaser is obligated to deliver to the Company in exchange for such number of Shares, and (v) the wire instructions to which such Purchaser shall deliver such aggregate purchase price.  The Closing Notice that the Company delivers to each Purchaser shall be accompanied by a copy of the Closing Notice that is being delivered to the other Purchaser in connection with such Closing.

(c)           On the fifth (5th) Business Day following the delivery of any Closing Notice (or, if it is determined that the applicable Closing will not occur on such fifth (5th) Business Day as anticipated, on such later date that the Company communicates to the Purchaser in the Closing Notice or any other written communication relating thereto), each Purchaser shall be required to deliver to the Company's account (or to such other account designated by the Company or its designee) the amount set forth in the Closing Notice delivered to such Purchaser.

(d)           Interest will accrue at the Default Rate on any outstanding unpaid balance of any amount required to be paid to the Company by a Purchaser under Section 1.2(c) from and including the date such amount was due until the date of payment of such amount by such Purchaser.  The Company may pursue and enforce all of its rights and remedies under applicable law against a Purchaser which fails to make a payment when due, including but not limited to the commencement of a lawsuit to collect the unpaid amount, interest, costs, and reimbursement (with interest at the Default Rate) for any other damages suffered by the Company.  Without in any way limiting the generality of the foregoing, if a Purchaser fails to make a payment required under a Closing Notice (which failure is not cured within five (5) Business Days following the date such payment was due), then the Company shall be entitled to sell the number of Shares that the defaulting Purchaser was required to purchase to another Person (for clarity, without regard to any preemptive rights set forth in the Stockholders Agreement) including the other Purchaser, and, in its sole discretion and without in any way reducing its remedies against the defaulting Purchaser the Company shall no longer be obligated to sell any Shares to such defaulting Purchaser, notwithstanding the commitments set forth in this Section 1.

(e)           At each Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company in the Closing Notice. Exhibit A to this Agreement shall be updated to reflect the number of Shares purchased and the aggregate purchase price therefor at each Closing.

1.4         Use of Proceeds.  In accordance with the directions of the Company’s Board of Directors, the Company will use the proceeds from the sale of the Shares for the purposes described in Section 1.1(b)(i) and other general corporate purposes (as directed by the Company’s Board of Directors).

1.5         Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Acquisition Agreement” means that certain Securities Purchase Agreement, dated as of October 16, 2009, between the Company, GMAC Inc., GMAC Insurance Holdings Inc. and Motors Insurance Corporation, as amended from time to time.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Business Day” ” means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized by law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Default Rate” means with respect to any period the lesser of (a) a variable rate equal to the Prime Rate as published in the Wall Street Journal in effect, from time to time, during such period plus 6% or (b) the highest interest rate for such period permitted by applicable law.

“Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge of the President, Chief Executive Officer or Chief Financial officer of  officers of the Company.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Registration Rights Agreement” means the agreement among the Company and the Purchasers and other holders of the Company’s equity securities from time to time, dated as of the date of the Initial Closing, in the form of Exhibit E attached to this Agreement, as amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” means the agreement between the Company, the Purchasers and other holders of the Company’s equity securities from time to time, to be dated as of the date of the Initial Closing, in the form of Exhibit D attached to this Agreement, as amended from time to time.

“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Stockholders Agreement and the Amended and Restated Certificate of Incorporation of the Company.

2.           Representations and Warranties of the Company.  The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of each Closing, except as otherwise indicated.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties, the term “the Company” shall not include any subsidiaries of the Company, unless otherwise noted herein.

2.1.             Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2.            Capitalization.  The authorized capital of the Company consists, immediately prior to the Initial Closing, of 300,000 shares of Common Stock, 4 shares of which are issued and outstanding immediately prior to the Initial Closing and 71,000 shares of Preferred Stock, 0 shares of which are issued and outstanding immediately prior to the Initial Closing.  All of the outstanding shares of Common Stock and Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(a)           Except for the rights and obligations of the Purchasers to purchase Additional Shares hereunder, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock or any other equity security of the Company, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.

2.3.             Subsidiaries.  Prior to the Closing under the Acquisition Agreement, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4.             Authorization.  All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing.  All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing.  The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement and the Stockholders Agreement may be limited by applicable federal or state securities laws.

2.5.             Valid Issuance of Shares.  The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser.  Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.6(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6.             Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Initial Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7.             Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer or  director; (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements, or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor, to the Company’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company).  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

2.8.             Compliance with Other Instruments.  The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect.  The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.9.             Agreements; Actions. Except for the Transaction Agreements, the Acquisition Agreement or any agreements contemplated by the Acquisition Agreement, there are no material agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound.

(a)           The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) other than pursuant to the Acquisition Agreement, the other Transaction Agreements or any agreements contemplated thereby, incurred any indebtedness for money borrowed or incurred any other material liabilities, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (a) and (b) of this Section 2.9, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(b)          The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.10.           Certain Transactions.

(a)           Other than (i) the Acquisition Agreement and the Transaction Agreements, (ii) standard employee benefits generally made available to all employees, (iii) standard director and officer indemnification agreements approved by the Board of Directors, (iv) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, and (v) the agreements set forth on Schedule 2.10 of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or consultants, or any Affiliate thereof.

(b)          The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees.

2.11.           Rights of Registration and Voting Rights.  Except as provided in the Registration Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  To the Company’s knowledge, except as contemplated in the Stockholders Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.12.           Absence of Liens.  The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.

2.13.           Material Liabilities.  The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles and (iii) obligations under the Acquisition Agreement and the Transaction Agreements.

2.14.           Changes.  To the Company’s knowledge, there have been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect.

2.15.           Tax Returns and Payments.  There are no federal, state, county, local or foreign taxes dues and payable by the Company that have not been timely paid.  There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company that are due, whether or not assessed or disputed.  There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency.  The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.16.           Permits.  Other than those regulatory notices, approvals and consents necessary for the Company to consummate the transactions contemplated by the Acquisition Agreement, the Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.17.           Corporate Documents.  The Restated Certificate and Bylaws of the Company are in the form provided to the Purchasers.  The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.18.           Disclosure.  The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Shares.  No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or , to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.           Representations and Warranties of the Purchasers.  Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1.             Authorization.  The Purchaser has full power and authority to enter into the Transaction Agreements.  The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

3.2.             Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares, except as provided in the Transaction Agreements. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3.             Disclosure of Information.  The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4.             Restricted Securities.  The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which any Preferred Stock may be converted, for resale except as set forth in the Registration Rights Agreement.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5.             No Public Market.  The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6.             Legends.  The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a)           “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)          Any legend set forth in, or required by, the other Transaction Agreements.

(c)          Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.7.             Accredited Investor.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8.             Foreign Investors.  If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.  The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9.             No General Solicitation.  Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10.           Exculpation Among Purchasers.  The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.  The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.11.           Residence. The office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4.           Conditions to the Purchasers’ Obligations at Closing.  The obligations of each Purchaser to purchase Shares at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1           Closing Under the Acquisition Agreement or Board Expense Funding.  The Closing under the Acquisition Agreement shall have occurred or the Board of Directors of the Company shall have determined to have a Closing in order to raise funds to pay expenses as contemplated by Section 1.1(b)(i)(B).

4.2           Representations and Warranties.  The representations and warranties of the Company contained in Section 2  shall be true and correct in all respects as of such Closing.

4.3           Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.4           Compliance Certificate.  The President of the Company shall deliver to the Purchasers at such Closing a certificate certifying that the conditions specified in Sections 4.2 and 4.3 have been fulfilled.

4.5           Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.6           Board of Directors.  As of the Initial Closing, the authorized size of the Board shall be three (3), and the Board shall be comprised of two (2) individuals designated by MKG and one (1) individual designated by AFSI; provided that this Section 4.6 may not be relied upon by either Purchaser if the condition is not satisfied solely because such Purchaser failed to appoint a designee to the Board or such Purchaser’s designee to the Board is  no longer a member as a result of voluntary resignation or otherwise.

4.7           Stockholders Agreement.  The Company and each director designated by a Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and each other Purchaser shall have executed and delivered the Stockholders Agreement, and the Stockholders Agreement shall be in full force and effect as of the Closing.

4.8           Registration Rights Agreement.  The Company and each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and the other stockholders of the Company named as parties thereto shall have executed and delivered the Registration Rights Agreement, and the Registration Rights Agreement shall be in full force and effect as of the Closing.

4.9           Restated Certificate.  The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.10           Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents may include good standing certificates.

5.           Conditions of the Company’s Obligations at Closing.  The obligations of the Company to sell Shares to the Purchasers at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1           Representations and Warranties.  The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2           Performance.  The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3           Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Share pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4           Registration Rights Agreement.  Each Purchaser shall have executed and delivered the Registration Rights Agreement.

5.5           Stockholders Agreement.  Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Stockholder Agreement.

6.           Miscellaneous.

6.1           Survival of Warranties.  Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

6.4           Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6           Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent by reputable overnight courier service (charges prepaid) or sent by telecopy to the Company at the address set forth below and to any other recipient at the address indicated on Schedule A attached hereto or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party, or by electronic transmission to the Email address set forth below.  Notices shall be deemed to have been given hereunder when delivered personally, when answer back is confirmed and sent by telecopy, and one day after deposit with a reputable overnight courier service.

(i)	If to the Company to:

American Capital Acquisition Corporation
59 Maiden Lane
New York, New York 10038
Attn:  Barry Karfunkel
Tel: 646-458-7962
Fax: 212-220-7130
Email:

(ii)	If to the Purchasers to:

Michael Karfunkel, Trustee
Michael Karfunkel 2005 G.R.A.T.
59 Maiden Lane, 6th Floor
New York, New York 10038
Tel: 646-458-7962
Fax: 212-220-7130
Email:

Stephen Ungar
General Counsel
AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, New York 10038
Tel: 646.458.7913
Fax: 212.220.7130
Email:  sungar@amtrustgroup.com

With a concurrent copy, which shall not constitute notice, to:

Geoffrey Etherington
Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, NY 10022
Phone:  212.912.2740
Fax:     212.308.4844
Email:  getherington@eapdlaw.com

Spiro Bantis
London Fischer LLP
59 Maiden Lane, 41st Floor
New York, NY 10038
Phone: 212-972-1000
Fax:           212-972-1030
Email:  SBantis@londonfischer.com

6.7         No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the transactions contemplated hereby or by the Acquisition Agreement.  Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8         Fees and Expenses.  The Company shall pay the reasonable and documented fees and expenses of the Purchasers in connection with the negotiation and preparation of the Acquisition Agreement, the Transaction Documents (as defined in the Acquisition Agreement), this Agreement and the other Transaction Agreements, including without limitation (i) all the legal expenses of MKG, AFSI and the special committee of AFSI’s Board of Directors tasked with reviewing the transactions contemplated by the agreements referenced above (the “Special Committee”), (ii) all fees paid to FBR Capital Markets, the investment banking firm engaged by the Special Committee and (iii) the due diligence related expenses incurred by MKG in relation to the transactions contemplated by the Acquisition Agreement.

6.9           Attorneys’ Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.10           Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser against which the enforcement is such amendment, waiver or termination is sought.  Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon consenting Purchaser(s) and each transferee of such Purchaser’s Shares and the Company.

6.11           Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.12           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13           Entire Agreement.  This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.14           Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of  the State of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the State of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.15           No Commitment for Additional Financing.  The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth in Section 1 of this Agreement and subject to the conditions set forth herein and other than with respect to any guaranty that a Purchaser expressly executes and delivers in connection with the Acquisition Agreement.  Each Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

6.16           Waiver of Conflicts.  Each party to this Agreement acknowledges that Edwards Angell Palmer & Dodge LLP, counsel for the Company, has in the past performed and may continue to perform legal services for the Purchasers in matters unrelated to the transactions described in this Agreement.  Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Edwards Angell Palmer & Dodge LLP’s representation of the Purchasers in such unrelated matters and to Edwards Angell Palmer & Dodge LLP’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

6.17           Equitable Remedies.  The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached.  It is accordingly hereby agreed that the parties shall be entitled to an injunction or injunctions to restrain, without the necessity of posting a bond, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to and not in lieu of, any other rights and remedies to which the parties may be entitled to at law or in equity.

6.18           Construction.  This Agreement has been negotiated by each Purchaser and the Company and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

6.19           Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

6.20           Business Plan and Budget.  The Purchasers and the Company agree to use best efforts to prepare and adopt a three (3) year budget and business plan with respect to the Company as soon as practicable, and preferably prior to the Initial Closing. Notwithstanding the foregoing, the Purchasers and the Company agree that no party shall be entitled to be excused from its obligations under this Agreement under Section 4.2 or Section 5.2 because of another party’s breach of this Section 6.20.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

COMPANY:

AMERICAN CAPITAL ACQUISITION CORPORATION

By:	/S/ BARRY KARFUNKEL

Name:	BARRY KARFUNKEL
(print)

Title:	PRESIDENT

PURCHASERS:

THE MICHAEL KARFUNKEL 2005 GRANTOR RETAINED ANNUITY TRUST

By:	/S/ MICHAEL KARFUNKEL

Name:	MICHAEL KARFUNKEL
(print)

Title:	TRUSTEE

AMTRUST FINANCIAL SERVICES, INC.

By:	/S/BARRY ZYSKIND

Name:	BARRY ZYSKIND
(print)

Title:	CHIEF EXECUTIVE OFFICER

SIGNATURE PAGE TO PURCHASE AGREEMENT

EXHIBITS

Exhibit A -	SCHEDULE OF PURCHASERS

Exhibit B -	FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit C -	DISCLOSURE SCHEDULE

Exhibit D -	FORM OF STOCKHOLDERS AGREEMENT

Exhibit E -	FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

SCHEDULE OF PURCHASERS

PURCHASER	COMMITMENT PERCENTAGE	ADDRESS

The Michael Karfunkel 2005 Grantor Retained Annuity Trust	75%	Michael Karfunkel, Trustee Michael Karfunkel 2005 G.R.A.T. 59 Maiden Lane, 6th Floor New York, NY 10038

AmTrust Financial Services, Inc.	25%	AmTrust Financial Services, Inc. 59 Maiden Lane 6th Floor New York, NY 10038 Phone: 212.220.7120 Fax: 212.220.7130

SHARES PURCHASED

(Last Updated: ____, 2009)

PURCHASER	INITIAL CLOSING	SUBSEQUENT CLOSINGS

The Michael Karfunkel 2005 Grantor Retained Annuity Trust	Date:______ Number of Shares of Common Stock:_____ Aggregate Purchase Price:____	1) [insert date] Number of Shares of Common Stock:_____ Aggregate Purchase Price:____ 2) [insert date] Number of Shares of Common Stock:_____ Aggregate Purchase Price:____

AmTrust Financial Services, Inc.	Date:_____ Number of Shares of Preferred Stock:_____ Aggregate Purchase Price:____	1) [insert date] Number of Shares of Preferred Stock:_____ Aggregate Purchase Price:____ 2) [insert date] Number of Shares of Preferred Stock:_____ Aggregate Purchase Price:____

EXHIBIT B

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

EXHIBIT C

DISCLOSURE SCHEDULE

Schedule 2.10: None

EXHIBIT D

FORM OF STOCKHOLDERS AGREEMENT

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT